MEDIA RECOVERY, INC. dba SPOTSEE HOLDINGS CONSOLIDATED FINANCIAL STATEMENTS As of September 30, 2018 and 2017, and for the Years ended September 30, 2018, 2017, and 2016 with Report of Independent Auditors

MEDIA RECOVERY, INC. dba SPOTSEE HOLDINGS CONSOLIDATED FINANCIAL STATEMENTS As of September 30, 2018 and 2017, and for the Years ended September 30, 2018, 2017, and 2016 Table of Contents Report of Independent Auditors .................................................................................................. 1 Consolidated Financial Statements: Consolidated Balance Sheets ................................................................................................ 3 Consolidated Statements of Operations and Comprehensive Income .................................. 4 Consolidated Statements of Stockholders’ Equity ................................................................ 5 Consolidated Statements of Cash Flows ............................................................................... 6 Notes to Consolidated Financial Statements ............................................................................... 7

Dallas Office 8343 Douglas Avenue Suite 400 Dallas, Texas 75225 214.393.9300 Main whitleypenn.com REPORT OF INDEPENDENT AUDITORS To the Board of Directors and Stockholders of Media Recovery, Inc., dba SpotSee Holdings We have audited the accompanying consolidated financial statements of Media Recovery, Inc., dba SpotSee Holdings (the “Company”) which comprise the consolidated balance sheets as of September 30, 2018 and 2017, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for the years ended September 30, 2018, 2017, and 2016, and the related notes to the financial statements. Management’s Responsibility for the Financial Statements Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”); this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error. Auditor’s Responsibility Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2018 and 2017, and the results of their operations and their cash flows for the years ended September 30, 2018, 2017, and 2016, in conformity with GAAP. Dallas, Texas December 11, 2018

MEDIA RECOVERY, INC. dba SPOTSEE HOLDINGS CONSOLIDATED BALANCE SHEETS September 30, 2018 2017 Assets Current assets: Cash and cash equivalents $ 1,524,905 $ 1,787,490 Accounts receivable - trade, net of allowance for doubtful accounts of $13,841 in 2018 and $24,980 in 2017 3,910,655 4,500,902 Accounts receivable, other 588,758 227,598 Note receivable, current 28,000 - Inventories, net of allowance of $70,506 in 2018 and $200,731 in 2017 2,427,136 2,682,719 Prepaid expenses and other 121,035 153,787 Income tax receivable 120,104 - Total current assets 8,720,593 9,352,496 Property and equipment, net 3,026,280 4,671,439 Note receivable, net of current portion 802,168 - Other assets, net 46,043 45,753 Intangible asset, net 416,392 691,592 Goodwill 19,403,349 19,403,349 Total assets $ 32,414,825 $ 34,164,629 Liabilities and Stockholders' Equity Current liabilities: Accounts payable $ 2,042,612 $ 1,359,509 Accrued liabilities 894,607 1,452,301 Note payable, current 68,750 - Income taxes payable - 613,195 Total current liabilities 3,005,969 3,425,005 Long-term liabilities: Note payable, net of current portion and deferred financing costs 431,103 - Deferred income taxes 1,077,045 2,520,144 Long-term accrued liabilities 44,262 70,798 Total liabilities 4,558,379 6,015,947 Commitments and contingencies Mandatorily redeemable preferred stock, $0.001 par value, $1 liquidating preference, 10,000,000 shares authorized, 5,850,000 shares issued and 800,000 shares outstanding 800,000 800,000 Stockholders' equity: Common stock, $0.001 par value, 20,000,000 shares authorized, 5,539,002 shares issued and 4,102,002 shares outstanding 5,539 5,539 Treasury common stock, 1,437,000 shares in 2018 and 2017, at cost (13,712,275) (13,712,275) Additional paid-in capital 6,219,847 6,057,411 Other comprehensive income (loss) (28,810) 7,063 Retained earnings 34,572,145 34,990,944 Total stockholders' equity 27,056,446 27,348,682 Total liabilities and stockholders' equity $ 32,414,825 $ 34,164,629 See accompanying notes to consolidated financial statements. 3

MEDIA RECOVERY, INC. dba SPOTSEE HOLDINGS CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME Year Ended September 30, 2018 2017 2016 Net sales $ 22,139,095 $ 20,988,000 $ 20,423,432 Cost of sales 10,706,596 9,522,146 9,811,630 Gross profit 11,432,499 11,465,854 10,611,802 General and administrative expenses 8,592,253 8,083,782 7,883,368 (Gain) loss on disposal of property and equipment 1,004,006 (838) - Income from operations 1,836,240 3,382,910 2,728,434 Other income (expense) (118,115) (3,937) 17,530 Income before income taxes 1,718,125 3,378,973 2,745,964 Income tax expense (benefit) (1,149,035) 1,608,783 1,344,602 Net income $ 2,867,160 $ 1,770,190 $ 1,401,362 Other comprehensive income (loss) Gain (loss) on cumulative translation adjustment (35,873) 6,097 (1,104) Comprehensive income $ 2,831,287 $ 1,776,287 $ 1,400,258 See accompanying notes to consolidated financial statements. 4

MEDIA RECOVERY, INC. dba SPOTSEE HOLDINGS CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY Years Ended September 30, 2018, 2017, and 2016 Additional Other Common Treasury Paid-in Retained Comprehensive Stock Stock Capital Earnings Income (Loss) Total Balance at September 30, 2015 $ 5,539 $ (13,712,275) $ 5,795,457 $ 38,101,616 $ 2,070 $ 30,192,407 Cumulative translation adjustment - - - - (1,104) (1,104) Stock compensation expense - - 112,932 - - 112,932 Dividends - - - (3,316,010) - (3,316,010) Net income - - - 1,401,362 - 1,401,362 Balance at September 30, 2016 5,539 (13,712,275) 5,908,389 36,186,968 966 28,389,587 Cumulative translation adjustment - - - - 6,097 6,097 Stock compensation expense - - 149,022 - - 149,022 Dividends - - - (2,966,214) - (2,966,214) Net income - - - 1,770,190 - 1,770,190 Balance at September 30, 2017 5,539 (13,712,275) 6,057,411 34,990,944 7,063 27,348,682 Cumulative translation adjustment - - - - (35,873) (35,873) Stock compensation expense - - 162,436 - - 162,436 Dividends - - - (3,285,959) - (3,285,959) Net income - - - 2,867,160 - 2,867,160 Balance at September 30, 2018 $ 5,539 $ (13,712,275) $ 6,219,847 $ 34,572,145 $ (28,810) $ 27,056,446 See accompanying notes to consolidated financial statements. 5

MEDIA RECOVERY, INC. dba SPOTSEE HOLDINGS CONSOLIDATED STATEMENTS OF CASH FLOWS Year Ended September 30, 2018 2017 2016 Operating Activities Net income $ 2,867,160 $ 1,770,190 $ 1,401,362 Adjustments to reconcile net income to net cash provided by operating activities: Depreciation 613,153 590,182 621,080 Amortization 156,606 91,342 - Deferred income taxes (1,443,099) 425,389 465,192 Reserve for inventory obsolescence - 7,104 - Stock based compensation 162,436 149,022 112,932 (Gain) loss on sales or disposals of property and equipment 1,004,006 (838) - Changes in operating assets and liabilities: Accounts receivable, trade 590,247 (1,640,236) (100,546) Accounts receivable, other (361,160) (86,056) 1,529,541 Inventories 255,583 454,233 (658,717) Prepaid expenses and other 32,752 (26,874) (52,115) Prepaid income taxes and income taxes payable (733,299) 99,703 1,391,747 Other assets (290) (2,551) 12,250 Accounts payable 683,103 359,335 155,655 Accrued liabilities (584,230) 381,792 (621,316) Net cash provided by operating activities 3,242,968 2,571,737 4,257,065 Investing Activities Purchase of intangible asset - (765,859) - Refund of purchase price of intangible asset 128,560 - - Proceeds from note receivable 4,500 - - Proceeds from sales of property and equipment - 40,126 - Purchases of property and equipment (806,668) (1,224,251) (455,238) Net cash used in investing activities (673,608) (1,949,984) (455,238) Financing Activities Payment of dividends (3,285,959) (2,966,214) (3,316,010) Proceeds from note payable 550,000 - - Capitalized financing costs related to note payable (60,113) - - Net cash used in financing activities (2,796,072) (2,966,214) (3,316,010) Effect of exchange rate changes on cash (35,873) 6,097 (1,104) Net (decrease) increase in cash and cash equivalents (262,585) (2,338,364) 484,713 Cash and cash equivalents at beginning of year 1,787,490 4,125,854 3,641,141 Cash and cash equivalents at end of year $ 1,524,905 $ 1,787,490 $ 4,125,854 Supplemental Disclosure of Cash Flow Information Cash paid during the year for interest $ 24,210 $ - $ - Cash paid during the year for income taxes $ 250,026 $ 483,773 $ 113,080 Non-cash Transactions Note receivable from sale of property $ 834,668 $ - $ - See accompanying notes to consolidated financial statements. 6

MEDIA RECOVERY, INC. dba SPOTSEE HOLDINGS NOTES TO CONSOLIDATED FINANCIAL STATEMENTS As of September 30, 2018 and 2017 and for the Years ended September 30, 2018, 2017 and 2016 A. Nature of Business Media Recovery, Inc., dba SpotSee Holdings, (the “Company”) is a manufacturing and distribution company that manufactures shipping and handling monitors and recorders, which measure impact, temperature, and tilt of products during shipment and equipment monitors, used primarily to measure impact and other safety factors. The Company has two manufacturing facilities located in Graham, Texas and Chihuahua, Mexico. A sales and distribution office is located in Loenen, Netherlands and sales offices are located in Shanghai, China and São Paulo, Brazil. The Company’s corporate offices are located in Dallas, Texas. B. Summary of Significant Accounting Policies A summary of the Company’s significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows: Basis of Accounting The accounts are maintained and the consolidated financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Principles of Consolidation The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries ShockWatch, Inc. dba SpotSee; Shocklog Holdings Limited; ShockWatch Europe, B.V.; Mexico SW Production, S.A. DE C.V.; ShockWatch, Inc. Shanghai Representative Office; ShockLog, Ltd; Diffrenet Ltd.; and SpotSee Brasil Ltda. All significant intercompany accounts and transactions have been eliminated in consolidation. Use of Estimates The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates and assumptions. Foreign Currency Translation All assets and liabilities in the balance sheets of foreign subsidiaries whose functional currency is other than the U.S. dollar are translated at year-end exchange rates. All revenues and expenses in the statements of operations, of these foreign subsidiaries, are translated at average exchange rates for the year. Translation gains and losses are not included in determining net income but are shown in other comprehensive income (loss) on the consolidated balance sheets. Foreign currency transaction gains and losses are included in determining net income. 7

MEDIA RECOVERY, INC. dba SPOTSEE HOLDINGS NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued) B. Summary of Significant Accounting Policies – continued Cash and Cash Equivalents The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. At September 30, 2018 and 2017, the Company had no such investments. The Company maintains deposits primarily in two financial institutions, which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses related to amounts in excess of FDIC limits. Accounts Receivable Accounts receivable are stated at amounts management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. Changes in the valuation allowance have not been material to the consolidated financial statements. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company’s customer base, and their dispersion across many different industries and geographies. No customer’s accounts receivable balance consisted of more than 10% of the accounts receivable balance as of September 30, 2018. One customer’s accounts receivable balance consisted of approximately 12% of the accounts receivable balance as of September 30, 2017. Inventories Inventories are stated at the lower of cost or net realizable value. Cost is principally determined by the weighted-average cost method, which approximates the first-in, first-out method. Inventories include factory overhead that is applied on the basis of labor costs and manufacturing expenses incurred, less allowances for obsolete items. The Company determines that items are slow moving or obsolete based on whether they have been sold or used in production between 180 and 365 days, or greater than 365 days, respectively, during the fiscal year. Such items are then specifically reviewed for obsolescence based on other criteria which include the frequency that these items are purchased, manufactured, and sold. The amount of the inventory reserve for each year presented is disclosed in Note D. Note Receivable Note receivable represents a loan that is recorded at the unpaid principal balance plus any accrued but unpaid interest. Interest income on the note receivable is recorded when it is earned. If a note holder ceases to make loan repayments and the Company deems the amount to be uncollectible, the loan balance is reduced and a loss is recorded. No allowance for losses has been recorded as of September 30, 2018 or 2017. 8

MEDIA RECOVERY, INC. dba SPOTSEE HOLDINGS NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued) B. Summary of Significant Accounting Policies – continued Property and Equipment Property and equipment is stated at cost less accumulated depreciation. Depreciation is provided on the straight-line method over the assets’ estimated service lives. For major renewals and betterments that extend the useful lives are capitalized. Expenditures for maintenance and repairs are charged to expense in the period in which they are incurred, and betterments are capitalized. The cost of assets sold or abandoned and the related accumulated depreciation are eliminated from the accounts and any gains or losses are reflected in the accompanying consolidated statements of operations and comprehensive loss of the respective period. The estimated useful lives for buildings and improvements range from 10 to 25 years, are 5 years for software, and for machinery and equipment range from 3 to 7 years. Intangible Asset In January 2017 the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) 2017-01. ASU 2017-01 changes the definition of a business when determining whether a transaction is a business combination or an asset acquisition. The Company early adopted this guidance for the year ended September 30, 2017. In March 2017 the Company completed an acquisition of Diffrenet Limited, which was considered an asset acquisition under ASU 2017-01 as substantially all of the fair value of the gross assets acquired was concentrated in a single identifiable asset. The asset acquisition resulted in the recognition of an intangible asset comprised of purchased software (see Note K) which is being amortized over a period of five years. Concentrations of Credit Risk Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of trade accounts receivable. The Company continually evaluates its customers’ financial condition and generally does not require collateral. Concentrations of credit risk with respect to trade accounts receivable are generally limited due to the large number of entities comprising the Company’s customer base. Additionally, credit losses have historically been within management’s expectations. Revenue Recognition The Company recognizes revenue on product sales upon the passage of title, which generally occurs upon shipment, or the rendering of services, and when collectability is deemed probable. Presentation of Sales Tax The states in which the Company operates and the counties within those states impose a sales tax on all of the Company’s sales to nonexempt customers. The Company collects that sales tax from customers and remits the entire amount to the applicable state. The Company’s accounting policy is to exclude the tax collected and remitted to the states from revenue and cost of sales. 9

MEDIA RECOVERY, INC. dba SPOTSEE HOLDINGS NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued) B. Summary of Significant Accounting Policies – continued Shipping and Handling Costs Shipping and handling costs are included in cost of sales on the consolidated statements of operations and comprehensive income. Advertising The Company expenses advertising costs as incurred. Total advertising costs for the years ended September 30, 2018, 2017, and 2016, were approximately $328,000, $154,000, and $100, respectively. Goodwill The Company records goodwill when consideration paid in an acquisition exceeds the fair value of the assets acquired. Goodwill is not amortized, but rather is tested for impairment annually or more frequently if events or changes in circumstances indicate that the carrying value may not be recoverable. The Company conducted their annual impairment test of goodwill as of September 30, 2018 and 2017. They have elected to first assess the qualitative factors to determine whether it is more likely than not that the fair value of the single reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment under GAAP. If the Company determines that it is more likely than not that its fair value is less than its carrying amount, then the two-step goodwill impairment test is performed. The first step, identifying a potential impairment, compares the fair value of the reporting unit with its carrying amount. If the carrying amount exceeds its fair value, the second step would need to be performed; otherwise, no further step is required. The second step, measuring the impairment loss, compares the implied fair value of the goodwill with the carrying amount of the goodwill. Any excess of the goodwill carrying amount over the applied fair value is recognized as an impairment loss, and the carrying value of goodwill is written down to fair value. No impairment of goodwill was required for the years ended September 30, 2018, 2017, and 2016. Stock Awards The Company may, with the approval of its Board of Directors, grant stock awards for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company uses the Black-Scholes option valuation model for use in estimating the fair value of stock awards. Long-lived Assets The Company evaluates its long-lived assets including goodwill, property and equipment, and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of their carrying amounts to future undiscounted cash flows that the assets are expected to generate. 10

MEDIA RECOVERY, INC. dba SPOTSEE HOLDINGS NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued) B. Summary of Significant Accounting Policies – continued Long-lived Assets – continued If long-lived assets are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds its fair market value and is recorded in the period the determination was made. Based upon management’s assessment, there was no impairment of long-lived assets during the years ended September 30, 2018, 2017, or 2016. Income Taxes Deferred income taxes are determined using the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income taxes are measured using enacted tax rates expected to apply to taxable income in years in which such temporary differences are expected to be recovered or settled. The effect on deferred income taxes of a change in tax rates is recognized in the consolidated statement of operations of the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized. The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, various states, and foreign jurisdictions. The Company has not taken a tax position that, if challenged, would have a material effect on the financial statements or the effective tax rate for the year ended September 30, 2018, or during the prior three years. The Company and its subsidiaries are currently subject to a three- year statute of limitations by major tax jurisdictions. The Company did not incur any penalties or interest related to its federal tax returns during the years ended September 30, 2018, 2017, or 2016. Fair Value of Financial Instruments The Company calculates the fair value of its assets and liabilities which qualify as financial instruments and includes this additional information in the notes to consolidated financial statements when the fair value is different than the carrying value of those financial instruments. The estimated fair value of accounts receivable (trade and other), accounts payable, and accrued liabilities approximate the carrying amounts due to the relatively short maturity of these instruments. The carrying values of the note receivable and line of credit also approximate fair value since the instruments bear market rates of interest. None of these instruments are held for trading purposes. 11

MEDIA RECOVERY, INC. dba SPOTSEE HOLDINGS NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued) B. Summary of Significant Accounting Policies – continued New Accounting Pronouncements In July 2015 the FASB issued ASU 2015-11— Inventory (Topic 330): Simplifying the Measurement of Inventory. The update is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The amendments in this update should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. As such, the Company adopted these provisions beginning on October 1, 2017. Pursuant to the update, an entity should measure inventory at the lower of cost and net realizable value. Adoption of the new guidance did not have an impact on the Company’s consolidated financial statements. C. Fair Value Measurements GAAP defines fair value, establishes a framework for measuring fair value, and expands disclosures about assets and liabilities measured at fair value. GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and establishes a three-tier hierarchy that is used to identify assets and liabilities measured at fair value. The hierarchy focuses on the inputs used to measure fair value and requires that the lowest level input be used. The three levels defined are as follows: • Level 1 — observable inputs that are based upon quoted market prices for identical assets or liabilities within active markets. • Level 2 — observable inputs other than Level 1 that are based upon quoted market prices for similar assets or liabilities, based upon quoted prices within inactive markets, or inputs other than quoted market prices that are observable through market data for substantially the full term of the asset or liability. • Level 3 — inputs that are unobservable for the particular asset or liability due to little or no market activity and are significant to the fair value of the asset or liability. These inputs reflect assumptions that market participants would use when valuing the particular asset or liability. The Company holds no instruments which have fair value measured at Level 1 or Level 2. The Company’s goodwill was valued using Level 3 inputs of the fair value hierarchy contained in Accounting Standards Codification (“ASC”) 820-10, in accordance with policies disclosed in Note B, and are reflected in the accompanying consolidated balance sheets at fair value. There were no changes to fair value for the Company’s Goodwill using Level 3 inputs during the fiscal years ended September 30, 2018, 2017, and 2016. 12

MEDIA RECOVERY, INC. dba SPOTSEE HOLDINGS NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued) C. Fair Value Measurements – continued The following table summarizes the fair value of the Company’s Level 3 financial assets and liabilities as of September 30, 2018 and 2017. September 30, 2018 2017 Assets: Goodwill $19,403,349 $19,403,349 D. Inventories Inventories consist of the following as of September 30: 2018 2017 Raw materials $ 942,861 $ 771,676 Work-in-progress 448,623 441,508 Finished goods 1,106,158 1,670,266 Allowance for obsolescence (70,506) (200,731) $ 2,427,136 $ 2,682,719 E. Property and Equipment Property and equipment consisted of the following at September 30: 2018 2017 Land $ - $ 63,332 Buildings & improvements 18,284 2,865,116 Machinery & equipment 8,312,337 7,507,757 Projects in progress 669,604 667,480 9,000,225 11,103,685 Less: accumulated depreciation (5,973,945) (6,432,246) $ 3,026,280 $ 4,671,439 13

MEDIA RECOVERY, INC. dba SPOTSEE HOLDINGS NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued) F. Note Receivable On June 28, 2018, the Company sold its land and building located in Graham, Texas, for a price of $838,668. The purchaser paid a down payment of $4,000 and entered into a 20 year note receivable for $834,668. The note receivable requires monthly payments of $5,058, including 4% interest. Simultaneously with the sale of the land and building, the Company executed a five year leaseback of the property from the purchaser. The lease has been accounted for by the Company as an operating lease. A loss on the sale of $1,004,006 and associated disposal costs of approximately $67,000 have been recognized in the accompany statements of operations and comprehensive income. Future maturities of principle on the note receivable are as follows at September 30, 2018: 2019 $ 28,000 2020 29,141 2021 30,328 2022 31,564 2023 32,850 Thereafter 678,285 Total $ 830,168 G. Mandatorily Redeemable Preferred Stock In fiscal year 1998 the Company issued 5,850,000 shares of Series A preferred stock which are convertible into shares of voting common stock at the option of the holder at any time at the initial conversion price of $1.00 per share, resulting in an initial conversion rate of one fully paid and non-assessable share of voting common stock for each share of Series A preferred stock, subject to adjustment. During the year ended September 30, 2006, 5,050,000 preferred shares were converted to common shares. No preferred shares were converted to common shares during the years ended September 30, 2018, 2017, and 2016. Dividends are paid to holders of preferred stock concurrently with dividends paid to holders of common stock and such dividends do not accumulate. In addition, at any time on or after December 31, 2004, holders of preferred stock representing in the aggregate at least 10% of the then outstanding shares of Series A preferred stock may require the Company to redeem such stock for $1.00 per share. The Company has classified the Series A Preferred Stock as temporary equity in accordance with ASC Topic No. 480, Distinguishing Liabilities from Equity, which states that certain mandatorily redeemable financial instruments should be classified as temporary equity. The Series A preferred stock has a $0.01 par value and a $1 liquidation preference. The Series A preferred stock could be redeemed through a cash payment if requested by the stockholders. Holders of preferred stock are not allowed to vote on matters submitted to a vote of the stockholders of the Company. However, certain corporate matters including dividend payments, issuances of certain stock awards, disposal of shares of capital stock, and a merger of the Company, require the consent of the holders of at least 85% of the then outstanding shares of Series A preferred stock. 14

MEDIA RECOVERY, INC. dba SPOTSEE HOLDINGS NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued) H. Stockholders’ Equity The Company has reserved 800,000 shares of common stock for the potential conversion of preferred stock. When the Company did not meet the definition of a public business entity it was eligible for certain nonpublic company exceptions under ASC 480, Distinguishing Liabilities from Equity, and classified these redeemable preferred shares as equity. Stock Option Grants During 2018 and 2017, certain officers of the Company were granted options to purchase common shares of the Company. Option transactions for the years ended September 30, 2018 and 2017, are as follows: Weighted Weighted Average Number Average Remaining of Exercise Contractual Options Price Life (Years) Balance at October 1, 2016 350,744 $ 5.22 8.76 Granted 105,244 $ 5.70 Balance at September 30, 2017 455,988 $ 5.33 7.89 Granted 6,000 $ 8.36 Balance at September 30, 2018 461,998 $ 5.37 6.91 Exercisable at September 30, 2018 231,495 $ 5.26 6.79 As of September 30, 2018, the range of exercise prices for outstanding options was $5.15 to $8.36. All stock-based compensation must be recognized as an expense in the consolidated financial statements and such cost should be measured at the fair value of the award. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. The expected life of awards granted represents the period of time that they are expected to be outstanding. The Company determined the initial expected life based on a simplified method, giving consideration to the contractual terms, vesting schedules, and pre-vesting and post-vesting forfeitures. 15

MEDIA RECOVERY, INC. dba SPOTSEE HOLDINGS NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued) H. Stockholders’ Equity – continued The fair value of options granted for the years ended September 30, 2018 and 2017, was estimated to be $6,524 and $195,625, respectively, at the date of grant using a Black-Scholes option-pricing model using the following weighted average assumptions at the date of grant: 2018 2017 Risk-free interest rate 1.91% 1.78% Expected option life 6.5 years 6.5 years Expected stock volatility 25.93% 17.34% Expected dividend yields 5.31% 0.66% The expected stock volatility was calculated by averaging the historical volatility of a comparable public entity. As of September 30, 2018, all options were outstanding. During the years ended September 30, 2018, 2017, and 2016, respectively, the Company recorded $162,436, $149,022, and $112,932 of stock-based compensation related to the awards, which is included in general and administrative expense in the accompanying consolidated statements of operations and comprehensive income. Total unamortized stock-based compensation expense at September 30, 2018, was $328,733 and will be expensed ratably through 2023. I. Line of Credit The Company maintains financing arrangements with certain banks. These arrangements require compliance with certain financial covenants and are secured by substantially all of the assets of the Company. The Company previously entered into a line of credit, which bore interest at the prime or the LIBOR rate plus an applicable margin (2.25% at September 30, 2017). The line of credit had no balance outstanding as of September 30, 2017, and matured on March 19, 2018. On March 21, 2018, the Company entered into a revolving promissory note with a bank for an aggregate commitment of $2,000,000. The note matures on March 21, 2021. Subject to the terms of individual advances, outstanding amounts carry interest at either the prime rate or at the LIBOR rate plus 2.0%. There was no balance outstanding on the revolving promissory note as of September 30, 2018. 16

MEDIA RECOVERY, INC.
dba SPOTSEE HOLDINGS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

J. Note Payable

On March 21, 2018, the Company entered into a capital expenditures promissory note with a bank for an aggregate commitment of $1,000,000. The note matures on March 21, 2023. Subject to the terms of individual advances, outstanding amounts carry interest at either the prime rate plus 0.5%, or at the LIBOR rate plus 2.5%. Advances totaling $550,000 carry interest at 4.1% at September 30, 2018. Costs of obtaining the note totaling $60,113 have been deferred and are being amortized over the life of the note. The unamortized cost totaling $50,147 is presented net with the note payable on the balance sheet. Future maturities of principle on the note are as follows at September 30, 2018:

2019	$ 68,750
2020	137,500
2021	137,500
2022	137,500
2023	68,750
Thereafter	-
Note payable	550,000
Deferred financing costs	(50,147)
Note payable, net of deferred financing costs	$ 499,853

K. Income Taxes

Significant components of the provision for income taxes are as follows:

	2018	2017	2016
Current	$ 294,064	$ 1,183,394	$ 879,410
Deferred	(1,443,099)	425,389	465,192
Total income tax expense (benefit)	$(1,149,035)	$ 1,608,783	$ 1,344,602

On December 22, 2017, the 2017 Tax Cuts and Jobs Act (the "Act") was signed into law. Among other provisions, the Act reduced the highest corporate tax rate from 35% to 21%. With the passage of the Act, the Company's deferred tax assets and liabilities were re-measured as of the effective date of the law to reflect the new applicable rate. The reduction to the net deferred tax asset was charged to tax expense in the period of the change.

The difference between income tax expense and tax expense computed by applying the federal statutory income tax rate to income before taxes is due primarily to the effect of nondeductible goodwill impairment, applicable state income taxes, foreign tax credits, and nondeductible meals and entertainment expense.

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MEDIA RECOVERY, INC. dba SPOTSEE HOLDINGS NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued) K. Income Taxes – continued Deferred tax assets and liabilities for the years ended September 30, consisted of the following: 2018 2017 Deferred tax assets (liabilities): Allowance for doubtful accounts $ 3,569 $ 9,492 Inventory reserves 18,182 76,278 Other accruals 57,560 241,287 Deferred compensation 516 760 State NOL 132,693 110,458 Foreign tax credit - 1,088,913 Depreciation (593,777) (616,102) Goodwill (695,788) (1,025,287) Un-repatriated foreign earnings - (1,317,030) Valuation allowance for deferred tax assets - (1,088,913) Net deferred tax liability $ (1,077,045) $ (2,520,144) L. Employee Benefit Plan The Company has a 401(k) deferred compensation plan for all eligible employees. Active participants may contribute up to 90% of their annual compensation, subject to annual limit established by the government. The Company matches 50% of the employees’ contributions up to 6% of the employees’ salaries. Effective November 30, 2015, the plan merged into the Capital Southwest Management Corporation Employee Savings Plan. For the years ended September 30, 2018, 2017, and 2016, the Company recognized approximately $120,000, $145,000, and $111,000, respectively, of expense related to this plan. M. Asset Acquisition On March 10, 2017, the Company acquired the assets and liabilities of Diffrenet Limited, a company incorporated in England and Wales, for a purchase price of $765,859. The following table summarizes the assets acquired and liabilities assumed in the asset acquisition: Accounts receivable $ 74,603 Other assets 411 Intangible asset, acquired software 782,934 Accounts payable and accrued liabilities (92,089) Net purchase price $ 765,859 During 2018, a refund of the purchase price of $128,560 was received which reduced the value of the intangible asset to $654,374. 18

MEDIA RECOVERY, INC. dba SPOTSEE HOLDINGS NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued) M. Asset Acquisition – continued The acquired intangible asset is being amortized over five years from its acquisition date. Expected future amortization expense at September 30, 2018, is as follows: 2019 $ 124,447 2020 124,447 2021 124,447 2022 43,051 Thereafter - Total amortization $ 416,392 As part of the acquisition, the Company is contingently liable for earn-out consideration. The earn-out consideration is based on certain annual, cumulative earnings targets of the Diffrenet subsidiary. The Company’s maximum exposure for this consideration is $1,473,969, from the date of acquisition through January 1, 2021. The Company has not incurred any payments related to this earn- out consideration as of September 30, 2018. N. Commitments and Contingencies Operating Leases The Company leases operating facilities and equipment under non-cancelable operating leases. Lease agreements expire at various dates through 2022. Associated rent expense for the years ended September 30, 2018, 2017, and 2016, was approximately $144,000, $150,000, and $128,000, respectively. As a result of escalating lease payments, the Company has recorded deferred rent of approximately $71,000 and $97,000 as of September 30, 2018 and 2017, respectively, included in accrued liabilities and long-term accrued liabilities in the accompanying consolidated balance sheets. Future minimum payments under non-cancelable operating leases with initial terms of one year or more consisted of the following at September 30, 2018: 2019 $ 270,000 2020 262,000 2021 211,000 2022 67,000 2023 36,000 Total minimum lease payments $ 846,000 19

MEDIA RECOVERY, INC. dba SPOTSEE HOLDINGS NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued) N. Commitments and Contingencies – continued Litigation The Company is subject to legal proceedings and claims that arise in the ordinary course of operations. As of September 30, 2018 and 2017, the Company has no known material legal contingencies. O. Subsequent Events Management has evaluated and considered disclosure of subsequent events up to and including December 11, 2018, which is the date the consolidated financial statements were available for issuance. 20